                                                                       Exhibit 5


                                October 28, 1998


Value City Department Stores, Inc.
3241 Westerville Road
Columbus, Ohio 43224

         Re: Registration Statement on Form S-8
             Value City Department Stores, Inc. 1991 Stock Option Plan (the "Plan")

Ladies and Gentlemen:

         We have acted as counsel for Value City Department Stores, Inc., an Ohio corporation ("Value City"), in connection with the Registration Statement on Form S-8 (the "Registration Statement"), filed by Value City with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of an additional 500,000 shares of Value City Common Stock, without par value (the "Shares"), to be issued under the Plan.

         In connection with this opinion, we have examined such corporate records, documents, and other instruments of the registrant as we have deemed necessary.

         Based on the foregoing, we are of the opinion that the Shares will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the Plan.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                              Very truly yours,

                                              /s/Porter, Wright, Morris & Arthur

                                              Porter, Wright, Morris & Arthur